Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2022, included in the Proxy Statement of Syros Pharmaceuticals, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Syros Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 18, 2022